EXHIBIT 99.1

	Approved:	Gary H. Schoenfeld

President and

Chief Executive Officer

(562) 565-8267

FOR IMMEDIATE RELEASE	Contact:	Chad A. Jacobs/Thomas M. Ryan

Integrated Corporate Relations

(203) 222-9013

VANS, INC. REPORTS RECORD FIRST QUARTER SALES AND EARNINGS
— Q1 Sales Increase 17% to $118 million—
— Fully-Diluted EPS Increases to $0.61 versus $0.48 —
— Q1 Same Store Sales Increase 4.7% —
— One Million Share Repurchase Program Authorized—

Santa Fe Springs, California, September 25, 2001 — Vans, Inc. (Nasdaq: VANS) today announced record financial results for the first fiscal quarter ended September 1, 2001.

Net sales for the quarter increased 17.4% to $118.0 million, compared to $100.6 million for the first quarter of fiscal 2001. Net income rose 60.4% to $11.3 million, versus net income of $7.1 million in the same period last year, and diluted earnings per share increased 27.1% to $0.61, versus diluted earnings per share of $0.48 in the first quarter of fiscal 2001 (net of the $0.03 cumulative effect of the change in accounting method related to SAB 101, as discussed in more detail in the Company’s year-end earnings release).

“While the tragedy of September 11 has adversely affected our business over the past two weeks and our outlook for the second quarter, we are very pleased to report our first quarter which reflects the biggest and most profitable quarter in our company’s history,” said Gary H. Schoenfeld, President and Chief Executive Officer of Vans. “First quarter sales of $118 million exceeded the Company’s total revenues for the year five years ago and net income of $11.3 million almost matched the full year’s income of $12.1 million in fiscal 2000 demonstrating the continued success of our brand strategy and strong connection with the youth market.”

For the first quarter, total U.S. sales, including sales through Vans’ U.S. retail stores, increased 19.3% to $86.8 million, versus $72.7 million for the same period a year ago. U.S. wholesale sales in the first quarter increased 13.8% to $53.2 million, versus $46.7 million a year ago. Sales through the Company’s U.S. retail stores increased 29.3% to $33.6 million in the first quarter of fiscal 2002, from $26.0 million for the same period a year ago. Comparable store sales for the first quarter were up 4.7% versus the same period last year, the twenty-seventh consecutive quarter of such increase. Total international sales in the first quarter increased 12.3% to $31.3 million, versus $27.9 million a year ago.

Gross margins for the quarter increased 300 basis points to 46.9% from 43.9% driven by better first margins, improved inventory management and increased full price retail and skatepark channel mix. Inventory decreased $2.7 million to $58.7 million from $61.4 million year-over-year. The Company’s balance sheet remains strong with $48 million in cash and shareholders’ equity of $211 million.

— more—

Page 2 — Vans, Inc. Reports Record First Quarter Sales and Earnings

“We continued to significantly expand our gross margins during the quarter which reflects a number of factors including our improved sourcing capabilities and the increased importance of our brand at retail,” Mr. Schoenfeld stated. “In addition, we were very pleased to report our third straight quarter of year over year inventory declines, demonstrating our ability to continually improve the management of our supply chain.”

Mr. Schoenfeld continued, “Prior to two weeks ago, we believed that the Company remained on track to meet the First Call consensus earnings per share estimate of $1.20 for the year yet with the expectation of lowering our second quarter earnings guidance with a corresponding increase for the third quarter. Since September 11, we have experienced double-digit declines in our Vans retail stores, causing us to significantly reduce our near-term expectations both for our own retail as well as at-once business for U.S. wholesale. While it is impossible to predict the full impact of what has occurred, our thinking as of now is that we will be modestly profitable in the second quarter with total revenues flat to down approximately 5%.”*

“Looking ahead to the third quarter, at this point we are pleased with order trends both in the U.S. and internationally and remain comfortable with the current expectations for third quarter sales and EPS to increase approximately 15% and 30-35%, respectively, compared to our pre-SAB 101 sales and EPS of $83.3 million and $0.17 for the third quarter last year ($80.9 million and $0.13 after the effect of SAB 101),” Mr. Schoenfeld said. “For the year as a whole, our best sense is that fiscal 2002 diluted EPS are likely to approximate last year’s level on roughly a 10% increase in sales.”*

Vans also announced its Board of Directors authorized a new stock repurchase program for the Company to repurchase up to one million shares of its common stock.

Mr. Schoenfeld concluded, “Obviously the financial markets have already reacted to the likelihood of a slowdown in consumer spending and none of us are pleased with the anticipated near-term impact on our business and many others since the events of two weeks ago. Yet as evidenced by our record results in the first quarter, our brand and product continue to strengthen, our inventories remain in-line and our balance sheet is strong, and thus we remain focused on building upon our leadership position in the youth market and further capitalizing on what we have already established.”*

Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports™, such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown™ Series, the VANS Warped Tour®, the VANS World Amateur Skateboarding Championships™, nine VANS large-scale skateparks, and the VANS High Cascade Snowboard Camp™, located on Mt. Hood. The Company operates 148 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports™, snowboard boots, step-in snowboard boot bindings, and outerwear worldwide.

(Tables to Follow)

*These are forward-looking statements about the Company’s sales and earnings for the second quarter of fiscal 2002 and for fiscal 2002 as a whole. Actual sales and earnings results for these periods may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry; (ii) the occurrence of downward trends in the U.S. economy (including, particularly, the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to continue to expand and grow its retail business; (iv) changes in the fashion preferences of the Company’s target customers and the

Page 3 — Vans, Inc. Reports Record First Quarter Sales and Earnings

Company’s ability to anticipate and respond to such changes; (v) increasing competition in all lines of the Company’s business from both large, well-established companies with significant financial resources and brand recognition, and smaller niche competitors who market exclusively to the Company’s target customers; (vi) the cancellation of orders which could alter bookings numbers; (vii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro on the Company’s European business; and (viii) whether the Company’s current skateparks perform to expectations and whether future skateparks opened by the Company will be as successful as the Company’s current parks. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended May 31, 2001, which is filed with the Securities and Exchange Commission.

Page 4 — Vans, Inc. Reports Record First Quarter Sales and Earnings

Vans, Inc.
Condensed Consolidated Financial Summary
First Quarter Fiscal Year 2002
(Amounts in thousands, except per share amounts)

Statements of Operations

	Three Months Ended

	Sep 01,	Aug 26,
	2001	2000(c)

Net sales	$118,060	$100,579

Cost of goods	62,721	56,434

Gross profit	55,339	44,145

Gross profit percentage	46.9%	43.9%

Operating Expenses and Income:

Selling and distribution	23,379	19,603

Marketing, advertising and promotion	11,271	8,016

General and administrative	4,269	3,702

Other income, net (a)	(102)	(355)

Patent and intangible amortization (b)	41	371

Interest expense, net	(136)	727

	38,722	32,064

Operating expenses and other income and expense as a percentage of sales	32.8%	31.9%

Earnings before income taxes and cumulative effect of acctg chg	16,617	12,081

Income tax expense	4,985	4,108

Minority share of income	289	461

Earning before cumulative effect of acctg chg	11,343	7,512

Cumulative effect of acctg chg	—	441

Net earnings	$11,343	$7,071

Earnings per share information:

Basic:

Weighted average shares outstanding	17,658	13,750

Income before cumulative effect of acctg chg	$0.64	$0.54

Cumulative effect of accounting change	—	(0.03)

Net earnings per basic share	$0.64	$0.51

Diluted:

Weighted average shares outstanding	18,641	14,709

Income before cumulative effect of acctg chg	$0.61	$0.51

Cumulative effect of accounting change	—	(0.03)

Net earnings per diluted share	$0.61	$0.48

Footnote:

(a)  Other income consists primarily of licensing royalties, hedging activity, and foreign exchange gains or losses

Page 5 — Vans, Inc. Reports Record First Quarter Sales and Earnings

(b)  Effective June 1, 2001, the Company adopted Statements of FASB Standards Nos. 141 and 142 on “Business Combinations” and “Goodwill and Other Intangible Assets” which require that the Company prospectively cease the amortization of goodwill and instead conduct periodic tests of goodwill for impairment. On a pro-forma basis, if the new accounting standards had been applied to the three months ended August 26, 2000, net earnings, adjusted to exclude amortization expense for goodwill and intangible assets no longer being amortized, would be $7.3 million, basic EPS would be $0.53 and diluted EPS would be $0.50.

(c)  Restated to reflect the cumulative effect of a change in accounting method for recognizing revenue on certain transactions, which was effective June 1, 2000.

Page 6 — Vans, Inc. Reports Record First Quarter Sales and Earnings

Vans, Inc.
Condensed Consolidated Financial Summary
First Quarter Fiscal Year 2002
(In thousands of Dollars)

Balance Sheets

	Sep 01,	Aug 26,
	2001	2000

ASSETS:

Current assets

Cash	$48,048	$9,590

Trade receivables, net	58,722	55,435

Inventory	58,745	61,383

Deferred income taxes	3,802	2,898

Other current assets	14,439	9,620

Total current assets	183,756	138,926

Property, plant and equipment — net	37,818	32,652

Intangible assets	25,198	23,256

Other	8,522	3,177

Total assets	$255,294	$198,011

LIABILITIES:

Short-term borrowings	$5,883	$30,089

Current liabilities	27,595	27,934

Restructuring costs	124	204

Other long-term liabilities	7,576	20,523

Total liabilities	41,178	78,750

Minority interest	2,938	3,242

Shareholders’ equity	211,178	116,019

Total liabilities and stockholders’ equity	$255,294	$198,011

Sales by Distribution Channel

	Three Months Ended

	Sep 01,	August 26,
	2001	2000

U.S.:

Wholesale	$53,172	$46,737

Retail	33,601	25,991

Total U.S	86,773	72,728

Total International	31,287	27,851

Total Sales	$118,060	$100,579